Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Leonard Mallett Joins Summit Midstream as
Executive Vice President and Chief Operations Officer
The Woodlands, Texas (November 16, 2015) - Summit Midstream Partners, LP (NYSE: SMLP) announced today that Leonard Mallett has been named Executive Vice President and Chief Operations Officer of Summit Midstream Partners, LLC, and Summit Midstream GP, LLC (the “general partner”), which manages and operates SMLP. This appointment is effective December 1, 2015. Mallett will have strategic oversight and primary responsibility for Summit’s engineering, construction, and operations functions.
Mallett, who will be based at Summit's corporate headquarters in The Woodlands, Texas, assumes primary responsibility for the profitable, safe, and environmentally compliant operations of the Company’s assets. He will provide organizational leadership for all planning and execution of projects and operations across Summit’s diversified footprint including natural gas gathering, treating, and processing facilities, crude oil and produced water. Mallett will report directly to Steve Newby, Summit’s President and Chief Executive Officer.
"Summit has a commitment to develop and maintain a safe, effective and efficient operations platform. Leonard brings a unique blend of engineering, operations, and project management experience that naturally align to our strategic priorities as we double in size over the next several years,” said Mr. Newby. “His strong credibility and leadership in our industry will only enhance our ability to execute on significant development and expansion projects and continue our focus on value creation for our stakeholders. We are extremely excited that Leonard is joining the Summit team.”
Mallett has more than 35 years of industry experience. Most recently he served as Senior Vice President of Engineering for Enterprise Products Partners, L.P. (EPD), where he was responsible for the engineering, project management, sourcing and technical support functions supporting all of EPD’s pipeline and related plants.
Mallett began his career with TEPPCO as a Project Engineer and spent the next three decades working with TEPPCO and successor entities in various engineering, transportation, and operations roles. At the end of 2006, EPD bought TEPPCO’s General Partner from Duke Energy Field Services, at which time Mallett was serving as SVP of Operations for TEPPCO. Post-merger, Mallett was named SVP-Environmental, Health and Safety, where he also trained in emergency response and was named Incident Commander.
Mallett holds a Bachelor of Science in Mechanical Engineering from Prairie View A&M University and a Master of Business Administration from Houston Baptist University.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. SMLP currently provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in four unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in western Colorado and eastern Utah. SMLP owns and operates more than 2,600 miles of pipeline and is headquartered in The Woodlands, Texas with regional corporate offices in Denver, Colorado and Atlanta, Georgia.
About Summit Midstream Partners, LLC
Summit Midstream Partners, LLC (“Summit Investments”) indirectly owns a 43.8% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments

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owns, operates and is developing various natural gas, crude oil and produced water-related midstream energy infrastructure assets in the Utica Shale in southeastern Ohio, the Bakken Shale in northwestern North Dakota, and the DJ Basin in northeastern Colorado. Summit Investments also owns a 40% interest in a joint venture that is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in southeastern Ohio. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates.
Contact: Marc Stratton, Senior Vice President and Treasurer, 832-608-6166, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

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